Filed Pursuant to Rule 424(b)(3)
Registration No. 333-273400

SUPPLEMENT NO. 1, DATED SEPTEMBER 1, 2023

(to the Proxy Statement/Prospectus dated August 31, 2023)

SUPPLEMENT TO

PROXY STATEMENT

FOR EXTRAORDINARY GENERAL MEETING OF

PRIME IMPACT ACQUISITION I

(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR

65,535,067 CLASS A ORDINARY SHARES

18,596,504 CLASS B ORDINARY SHARES

AND

13,663,365 WARRANTS

AND

13,663,365 CLASS A ORDINARY SHARES

ISSUABLE UPON EXCHANGE OF WARRANTS

OF

CHECHE GROUP INC.

(AFTER THE MERGERS DESCRIBED HEREIN)

On September 1, 2023, Prime Impact Acquisition I, a Cayman Islands exempted company (“Prime Impact”) commenced mailing the definitive proxy statement/prospectus dated August 31, 2023 (the “Proxy Statement/Prospectus”) related to the extraordinary general meeting of shareholders to be held on September 12, 2023 to consider and vote upon, among other things, the approval of its previously announced proposed business combination (the “Business Combination”), by and among Prime Impact, Cheche Technology Inc., a Cayman Islands exempted company, Cheche Group Inc., a Cayman Islands exempted company (“Cheche Group”) and Cheche Merger Sub Inc., a Cayman Islands exempted company and a direct wholly owned subsidiary of Cheche Group. Cheche Group filed the Proxy Statement/Prospectus with the U.S. Securities and Exchange Commission (the “SEC”) as part of a registration statement (the “Registration Statement”) on Form F-4 (Registration No. 333-273400) relating to the issuance of up to 65,535,067 Class A ordinary shares, 18,596,504 Class B ordinary shares, 13,663,365 warrants and 13,663,365 Class A ordinary shares issuable upon exercise of warrants of Cheche Group in connection with the Business Combination.

This supplement No. 1, dated September 1, 2023 (this “Supplement”), is being filed by Cheche Group with the SEC to update, amend and supplement certain information contained in the Proxy Statement/Prospectus, which forms part of the Registration Statement. Except as otherwise set forth below, the information in the Proxy Statement/Prospectus remains unchanged. The page reference is to the page in the Proxy Statement/Prospectus, and terms used herein, unless otherwise defined, have the meanings set forth in the Proxy Statement/Prospectus.

This Supplement is not complete without, and may not be utilized except in connection with, the Proxy Statement/Prospectus, including any supplements and amendments thereto.

You should read carefully and in their entirety this Supplement and the Proxy Statement/Prospectus and all accompanying annexes and exhibits. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 75 of the Proxy Statement/Prospectus.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the transactions described in the Proxy Statement/Prospectus or any of the securities to be issued in the Business Combination (as defined in the Proxy Statement/Prospectus), passed upon the merits or fairness of the Business Combination or related transactions or passed upon the adequacy or accuracy of the disclosure in the Proxy Statement/Prospectus or this Supplement. Any representation to the contrary constitutes a criminal offense.

This Supplement to the Proxy Statement/Prospectus is dated September 1, 2023

Supplemental Disclosures to the Proxy Statement/Prospectus

The Supplement is filed to clarify that the redemption deadline of the extraordinary meeting of Prime Impact is September 8, 2023. As such, the following supplemental information should be read in conjunction with the Proxy Statement/Prospectus, which should be read in its entirety.

1. Amend the first paragraph on page iii of the section headed “NOTICE OF MEETING” to read as follows, with the changes shown in brackets:

“Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 P.M., Eastern time, on September [8], 2023 (two business days before the extraordinary general meeting) in order for their Public Shares to be redeemed.”

2. Amend the second paragraph of “Q: Do I have redemption rights?” under the section headed “QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE EXTRAORDINARY GENERAL MEETING” on page 19 to read as follows, with the changes shown in brackets:

“Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 P.M., Eastern time, on September [8], 2023 (two business days before the extraordinary general meeting) in order for their Public Shares to be redeemed.”

3. Amend the first paragraph of “Q: How do I exercise my redemption rights?” under the section headed “QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE EXTRAORDINARY GENERAL MEETING” on page 20 to read as follows, with the changes shown in brackets:

“A: In order to exercise your redemption rights, you must (1) if you hold your Prime Impact Class A Ordinary Shares through Prime Impact Units, elect to separate your Prime Impact Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares and (2) prior to 5:00 p.m., Eastern time, on September [8], 2023 (two business days before the extraordinary general meeting), tender your shares physically or electronically and submit a request in writing that HoldCo redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, Prime Impact’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004-1561

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com”

4. Amend the second paragraph of subsection “Redemption Rights” under the section headed “PROXY STATEMENT/PROSPECTUS SUMMARY” on page 40 to read as follows, with the changes shown in brackets:

“Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 P.M., Eastern time, on September [8], 2023 (two business days before the extraordinary general meeting) in order for their Public Shares to be redeemed.”

5. Amend the first paragraph of risk factor “Public Shareholders who wish to redeem their Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account” under the section headed “RISK FACTORS — RISKS RELATED TO THE REDEMPTION” on page 129 to read as follows, with the changes shown in brackets:

“A Public Shareholder will be entitled to receive cash for any Public Shares to be redeemed only if such Public Shareholder: (1)(i) holds Public Shares, or (ii) if the Public Shareholder holds Public Shares through units, the Public Shareholder elects to separate its units into the underlying Public Shares and public warrants prior to exercising its redemption rights with respect to the Public Shares; (2) submits a written request to Continental Stock Transfer & Trust Company, Prime Impact’s transfer agent, that HoldCo redeem all or a portion of its Public Shares for cash; and (3) delivers its Public Shares to Continental Stock Transfer & Trust Company, Prime Impact’s transfer agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on September [8], 2023 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker or clearing broker, DTC and Continental Stock Transfer & Trust Company, Prime Impact’s transfer agent, will need to act to facilitate this request. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, Public Shareholders who wish to redeem their Public Shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.”

6. Amend the second paragraph of subsection “Redemption Rights” under the section headed “EXTRAORDINARY GENERAL MEETING OF PRIME IMPACT SHAREHOLDERS” on page 147 to read as follows, with the changes shown in brackets:

“Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern time, on September [8], 2023 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.”

Cautionary Statement Regarding Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Although each of Prime Impact and Cheche Group believes that it has a reasonable basis for each forward-looking statement contained in this communication, each of Prime Impact and Cheche Group caution you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. In addition, there are risks and uncertainties described in the proxy statement/prospectus included in the Registration Statement relating to the Business Combination and other documents filed by Cheche Group or Prime Impact from time to time with the SEC. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Neither Prime Impact nor Cheche Group can assure you that the forward-looking statements in this communication will prove to be accurate. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, the ability to complete the Business Combination transaction due to the failure to obtain approval from Prime Impact’s shareholders or satisfy other closing conditions in the Business Combination Agreement, the occurrence of any event that could give rise to the termination of the Business Combination Agreement, the ability to recognize the anticipated benefits of the Business Combination, the amount of redemption requests made by Prime Impact’s public shareholders, costs related to the Business Combination, the impact of the global COVID-19 pandemic, the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the Business Combination, the outcome of any potential litigation, government or regulatory proceedings, and other risks and uncertainties, including those to be included under the heading “Risk Factors” in the Registration Statement and those included under the heading “Risk Factors” in the annual report on Form 10-K of Prime Impact and in its subsequent quarterly reports on Form 10-Q and other filings with the SEC. There may be additional risks that neither Prime Impact nor Cheche Group presently know or that Prime Impact and Cheche Group currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In light of the significant uncertainties in these forward-looking statements, nothing in this communication should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. The forward-looking statements in this communication represent the views of Prime Impact and Cheche Group as of the date of this communication. Subsequent events and developments may cause those views to change. However, while Prime Impact and Cheche Group may update these forward-looking statements in the future, there is no current intention to do so, except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing the views of Prime Impact or Cheche Group as of any date subsequent to the date of this communication. Except as may be required by law, neither Prime Impact nor Cheche Group undertakes any duty to update these forward-looking statements.

Important Information for Shareholders and Investors

The Business Combination will be submitted to shareholders of Prime Impact for their consideration and approval at the Extraordinary General Meeting. Prime Impact and Cheche Group prepared the Registration Statement on Form F-4 for Cheche Group that was declared effective by the SEC on August 30, 2023, which includes a definitive proxy statement which has been distributed to Prime Impact’s shareholders in connection with Prime Impact’s solicitation for proxies for the vote by Prime Impact’s shareholders in connection with the Business Combination and other matters as described in the Registration Statement. Prime Impact has mailed the definitive proxy statement and other relevant documents to its shareholders as of the Record Date. Prime Impact’s shareholders and other interested persons are advised to read the definitive proxy statement/prospectus in connection with Prime Impact’s solicitation of proxies for the Extraordinary General Meeting to be held to approve, among other things, the Business Combination, because these documents contain important information about Prime Impact, Cheche Group and the Business Combination. Prime Impact’s shareholders may also obtain a copy of the definitive proxy statement as well as other documents filed with the SEC by Prime Impact and Cheche Group regarding the Business Combination and documents filed with the SEC by Prime Impact and Cheche Group, without charge, at the SEC’s website located at https://www.sec.gov.

Participants in the Solicitation

Prime Impact, Cheche Group and their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies of Prime Impact’s shareholders in connection with the Business Combination. Investors and security holders may obtain more detailed information regarding Prime Impact’s directors and executive officers in Prime Impact’s filings with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Prime Impact’s shareholders in connection with the Business Combination, including a description of their direct and indirect interests, which may, in some cases, be different than those of Prime Impact’s shareholders generally, is set forth in the Registration Statement. Shareholders, potential investors and other interested persons should read the Registration Statement carefully before making any voting or investment decisions.

No Offer or Solicitation

This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination, and does not constitute an offer to sell or the solicitation of an offer to buy any securities of Prime Impact or Cheche Group, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

This communication is not a substitute for the Registration Statement or for any other document that Prime Impact or Cheche Group has filed and may file with the SEC in connection with the Business Combination. You are urged to read the documents filed with the SEC carefully and in their entirety because they will contain important information. You may obtain free copies of other documents filed with the SEC by Prime Impact and Cheche Group through the website maintained by the SEC at https://www.sec.gov.